EXHIBIT 10.18

Corporate Bonus Plan

The Zomax Incorporated Corporate Bonus Plan is designed to pay for performance.  The Corporate Bonus Plan applies to management of the company eligible to participate and includes the executive officers.  Plan participants are eligible to receive cash incentives as well as consideration for possible equity incentives.

CASH INCENTIVE

Each executive officer and other eligible plan participant is assigned a specific targeted annual incentive cash payment, as approved by the Compensation Committee of the Board of Directors.

The cash incentive has two components.  The first component is based on achievement of certain performance objectives measured in the two primary areas of revenue growth and profitability.  The second component involves the grant of discretionary cash bonuses by the Compensation Committee.  For 2005, the discretionary portion of the cash incentive represents up to 30% of a plan participant’s total cash bonus opportunity.

STOCK OPTION INCENTIVE

The executive officers and other eligible employees are eligible to receive equity incentives in the form of stock options and/or restricted stock at the compensation committee’s discretion. These awards are generally based on performance.